Exhibit 2.1.1

Waiver under AGREEMENT AND PLAN OF MERGER

This waiver (this “Waiver”) under that certain Agreement and Plan of Merger (as amended, modified, supplemented or waived, the “Merger Agreement”), dated as of December 30, 2024, by and among Galera Therapeutics, Inc., a Delaware corporation (“Parent”), Grape Merger Sub I, Inc., a Delaware corporation, Nova Pharmaceuticals Operating, LLC, a Delaware limited liability company formerly known as Grape Merger Sub II (the “Surviving Company”), and Nova Pharmaceuticals, Inc., a Delaware corporation, is effective as of March 17, 2026. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, Section 4.2 of the Merger Agreement sets forth certain covenants of Parent regarding the Parent Stockholder Matters, including convening and holding a stockholders’ meeting and related efforts within the period specified therein;

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, any power, right, privilege, or remedy under the Merger Agreement can be waived by a party thereto if such waiver is expressly set forth in a written instrument duly executed and delivered on behalf of such party;

WHEREAS, as of the date hereof, Parent and the Surviving Company are the sole parties to the Merger Agreement that remain in existence, and all other constituent entities have ceased to exist in accordance with applicable Law; and

WHEREAS, the Surviving Company desires to waive its powers, rights, privileges, and remedies with respect to the obligations of Parent in Section 4.2 of the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Waiver, and the promises contained in this Waiver, and intending to be legally bound thereby, the Surviving Company hereby agrees as follows:

1.
Waiver of Meeting Obligations. The Surviving Company hereby irrevocably and unconditionally waives, releases, and disclaims all of Parent’s obligations under Section 4.2 of the Merger Agreement, including, without limitation, Parent’s obligations to use its reasonable best efforts to take all action necessary under applicable Law to call, give notice of, and hold the Parent Stockholders’ Meeting, to file the Proxy Statement with the SEC for the purpose of seeking approval of the Parent Stockholder Matters, to solicit proxies or otherwise seek or obtain approval of the Parent Stockholder Matters, and to take other actions set forth therein to obtain approval of the Parent Stockholder Matters. The Surviving Company further waives any right to terminate the Merger Agreement, to assert any claim for breach, or to seek any remedy or damages, in each case arising from or relating to Parent’s failure to perform any obligation set forth in Section 4.2 of the Merger Agreement
2.
Effect of Waiver. From and after the date hereof, any reference anywhere in the Merger Agreement (other than in Section 4.2) to the Parent Stockholders’ Meeting, the Proxy Statement, the Preferred Stock Conversion Proposal, or the Parent Stockholder Matters, including any surrounding language based on such terms, shall be disregarded for all purposes and deemed inapplicable, null, and of no force or effect, and no covenant, condition, consent right, termination right, or other obligation shall be construed by reference thereto. Except as expressly provided herein, nothing in this Waiver shall be construed as a waiver of any other term or condition of the parties under the Merger Agreement.
3.
Entire Agreement. This Waiver and the Merger Agreement (including the schedules, exhibits, certificates, and instruments referred to in the Merger Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

4.
Miscellaneous. Section 8 of the Merger Agreement is hereby incorporated by reference and, to the extent applicable, shall apply mutatis mutandis as if set forth at length herein.

* * * * *

IN WITNESS WHEREOF, the undersigned has caused this Waiver to be duly executed as of the day and year first above written.

SURVIVING COMPANY:

NOVA PHARMACEUTICALS OPERATING, LLC

By: /s/ J. Mel Sorensen

Name: J. Mel Sorensen

Title: President